UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SILICA RESOURCES CORPORATION (Exact name of registrant as specified in its charter)

Nevada	71-0990401
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1410 Parkway Boulevard, Suite 37B3 Coquitlam, British Columbia, Canada	V3B 3K9
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange of which each class is to be registered
Common Shares, $0.001 Par Value	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X  ]

Securities Act registration statement file number to which this form relates:  333-135758.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of class)

INFORMATION REQUESTED IN REGISTRATION STATEMENT

Item 1.            Description of Registrant's Securities to be Registered.

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As at the date of this Registration Statement there were 4,966,000 shares of our common stock issued and outstanding held by 42 shareholders of record.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor. Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our Board of Directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

As of the date of this Registration Statement there is no preferred stock issued or authorized. As of the date of this Registration Statement there are also no outstanding options or warrants to purchase our securities. We may, however, issue options or warrants to purchase our securities in the future. As of the date of this Registration Statement we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

A complete description of our common stock to be registered hereunder is incorporated herein by reference to the description in the prospectus included as part of our registration statement on Form SB-2 dated July 31, 2006 (Registration No. 333-135758).

Item 2.            Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
3.1	Certificate and Articles of Incorporation of Silica Resources Corporation(*)
3.2	Bylaws of Silica Resources Corporation(*)

(*)     Filed as an exhibit on July 14, 2006 to our registration statement on Form SB-2 (Registration No. 333-135758).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   August 4, 2006.

SILICA RESOURCES CORPORATION

By:       "Jamie Oei"
            _____________________________________
            Jamie Oei
      President, Chief Executive Officer,
      Principal Executive Officer and a director